                                                                    EXHIBIT 23.2

                   REPORT AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RealNetworks, Inc.:


     The audits referred to in our report dated October 10, 1997, except as to
Note 9, which is as of October 30, 1997, included the related financial statement schedule for the period from February 9, 1994 (inception) to December 31, 1994, the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997 included in the registration statement on Form S-1 of RealNetworks, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


     We consent to the use of our reports and to the reference of our firm under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                                           KPMG Peat Marwick LLP

Seattle, Washington

October 31, 1997